CHANGE IN CONTROL COMPENSATION AGREEMENT

(Revised effective January 1, 2007)

This Change In Control Compensation Agreement, revised effective January 1, 2007, supplements and amends that certain Change In Control Compensation Agreement, dated as of the 16th day of November, 2004 between FX Energy, Inc. (“FX”), and [executive name] (the “Executive”).

The Compensation Committee of the Board of Directors of FX has recommended, and the Board of Directors has approved, that FX enter into agreements, providing for compensation under certain circumstances after a change in control, with key executives of FX and its subsidiaries who are from time to time designated by the Compensation Committee;

Executive is a key executive of FX and has been selected by the Compensation Committee to enter into this Agreement;

Should FX become subject to any proposed or threatened Change in Control (as defined below), the Board of Directors of FX believes it imperative that FX and the Board of Directors be able to rely upon Executive to continue in his position, and that FX be able to receive and rely upon his advice, if requested, as to the best interests of FX and its stockholders without concern that he might be distracted by the personal uncertainties and risks created by such a proposal or threat; and

Should FX receive any such proposal, in addition to Executive’s regular duties, he may be called upon to assist in the assessment of such proposals, advise management and the Board of Directors as to whether such proposal would be in the best interests of FX and its stockholders, and to take such other actions above and beyond his regular duties as the Board might determine to be appropriate;

NOW, THEREFORE, to assure FX that it will have the continued dedication of Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of an effort to take over control of FX, and to induce Executive to remain in the employ of FX following a Change in Control (as defined below) to facilitate an orderly transition, and for other good and valuable consideration, FX and Executive agree as follows:

1.             Termination Following Change in Control. Except as provided in Section 3 below, FX will provide or cause to be provided to Executive the rights and benefits described in Section 2 below in the event that Executive’s employment is terminated at any time within two (2) years following a Change in Control (as such term is defined in this Section 2) under the circumstances stated in (a) or (b) below.

(a)                          for reasons other than for “cause” (as such term is defined in Section 4 hereof) or other than as a consequence of Executive’s death, permanent disability or voluntary retirement.

(b)	by Executive following the occurrence of any of the following events:

(i)	a substantial reduction in Executive’s duties or responsibilities;

(ii)	the reduction of Executive’s annual base salary, including any deferred portions of it;

(iii)	the transfer of Executive to a location requiring a change in his residence or a material increase in the amount of travel normally required of Executive in connection with his employment; or

If a Change in Control shall occur prior to or during any renewal term, as set forth in Section 5 below, Executive shall be entitled to the rights and benefits provided for in Section 2 notwithstanding any other provisions to the contrary in this Agreement.

                For purposes of this agreement, a “change in control of the company” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934; provided that, without limitation, such a change in control shall be deemed to have occurred if:

(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than the company or any person who on the date hereof is a director or officer of the company is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of securities of the company representing 20 percent of the combined voting power of the company’s then outstanding securities; or (B) there is a merger or consolidation of the Company in which the Company does not survive as an independent public company; or (C) the business or businesses of the Company for which your services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets of the Company, or otherwise.

2.             Rights and Benefits upon Termination. In the event of the termination of Executive’s employment under any of the circumstances set forth in Section 1 hereof (“Termination”), FX agrees to provide or cause to be provided to Executive the following rights and benefits:

(a)           Salary and Other Payments at Termination. In the event of termination as provided herein, Executive shall be entitled to receive payment in cash in the amount of two (2) times the greater of (a) Executive’s then current annual salary, or (b) Employee’s salary plus bonus compensation for the year most recently ended as reportable on the applicable W-2. Payment of such amount shall be payable to the Executive on the first day of the seventh month following the date of termination of the Executive’s employment; provided, that such payment may be paid earlier in the event of the Executive’s death after termination hereunder.

(b)           Plan Benefits under FX’s Profit Sharing Plan. Except to the extent expressly prohibited by any applicable law or regulation, any and all restrictions, vesting schedules or Schedule of exercise provided in the FX Profit Sharing Retirement Plan (or any successor to it) shall immediately lapse and Executive shall be entitled immediately to receive all benefits previously granted him under that plan.

(c)           Plan Benefits under FX’s Stock and/or Incentive Plans. Except to the extent expressly prohibited by any applicable law or regulation, all unvested options, restricted stock purchase awards, and other equity awards whose vesting is not contingent on reaching any performance benchmarks in the future, other than merely the passage of time, shall automatically vest and become immediately exercisable, and all forfeiture provisions pursuant to restricted stock or other awards shall automatically and immediately terminate. The vesting of any unvested options, restricted stock purchase awards, or other equity awards whose vesting is contingent on reaching any Employer or Employee performance benchmarks in the future, other than merely the passage of time shall not be accelerated.

(d)           Insurance and Other Special Benefits. For a period of two (2) years, Executive shall continue to be covered by the life insurance, medical insurance, and accident and disability insurance plans of FX and its subsidiaries or any successor plan or program in effect at or after Termination for employees in the same class or category as was Executive prior to his Termination, subject to the terms of such plans and to Executive’s making any payments therefor required of employees in the same class or category as was Executive prior to his Termination. In the event Executive is ineligible to continue to be so covered under the terms of any such benefit plan or program, or, in the event Executive is eligible but the benefits applicable to Executive under any such plan or program after Termination are not substantially equivalent to the benefits applicable to Executive immediately prior to Termination, then, for a period of two (2) years, FX shall provide such substantially equivalent benefits, or such additional benefits as may be necessary to make the benefits applicable to Executive substantially equivalent to those in effect before Termination, through other sources; provided, however, that if during such period Executive should enter into the employ of another company or firm, Executive’s participation in the comparable benefit provided by FX either directly or through such other sources shall cease. Nothing contained in this paragraph shall be deemed to require or permit termination or restriction of any of Executive’s coverage under any plan or program of FX, or any of its subsidiaries or any successor plan or program thereto to which Executive is entitled under the terms of such plan.

(e)           Other Benefit Plans. The specific arrangements referred to in this Section 2 are not intended to exclude Executive’s Participation in other benefit plans in which Executive currently participates or which are or may become available to executive personnel generally in the class or category of Executive or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.

(f)            No Duty to Mitigate. Executive’s entitlement to benefits under this plan shall not be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

(g)           Payment Obligations Absolute. Unless Section 3 is applicable, FX’s obligation to pay or cause to be paid to Executive the benefits and to make the arrangements provided in this Section 2 shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation, any counterclaim, or defense which FX may have against him or anyone else. All amounts payable by or on behalf of FX under this agreement shall, unless specifically stated to the contrary in this agreement, be paid without notice or demand. Each and every payment made hereunder by or on behalf of FX shall be final and FX and its subsidiaries shall not, for any reason whatsoever, seek to recover all or any part of such payment from Executive or from whomever shall be entitled thereto.

3.             Conditions to the Obligations of FX. FX shall have no obligation to provide or cause to be provided to Executive the rights and benefits described in Section 2 hereof if either of the following events shall occur:

(a)           Termination for Cause. If Executive engages in serious or willful misconduct which is detrimental to the Company or its shareholders or is convicted of a felony.

(b)           Resignation as Director or Officer. If executive shall fail, promptly after Termination and upon receiving a written request to do so, to resign as a director and/or officer of FX and each subsidiary and affiliate of FX of which he is then serving as a director and/or officer.

4.             Cooperation. Executive agrees that, at all times following Termination, he will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning FX or any of its subsidiaries (other than any legal proceedings concerning Executive’s employment). In connection with such cooperation, FX will pay or reimburse Executive for all reasonable expenses incurred in cooperating with such requests.

5.             Term of Agreement. Subject to Section 1 hereof, this Agreement shall terminate on December 31, 2005; provided, however, that this Agreement shall automatically renew for successive one-year terms unless FX notifies Executive in writing at least 60 days prior to the expiration date that it does not desire to renew the Agreement for an additional term; and provided further, however, that such notice shall not be given and if given shall have no effect (i) within two (2) years after a Change in Control or (ii) during any period of time when FX has reason to believe that any third person has begun a tender or exchange offer, circulated a proxy to stockholders, or taken other steps or formulated plans to effect a Change in Control, such period of time to end when, in the opinion of the Compensation Committee, the third person has abandoned or terminated his efforts or plans to effect a Change in Control.

6.             Expenses. FX shall pay or reimburse Executive for all costs and expenses, including, without limitation, court costs and attorneys’ fees, incurred by Executive as a result of any claim, action or proceeding by Executive against FX arising out of, or challenging the validity or enforceability of, this Agreement or any provision of this agreement.

7.	Miscellaneous.

(a)           Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, those provisions as rewritten shall be binding upon the Employer and the Employee.

(b)           Right of Setoff. The Employer and Employee shall each be entitled, at its option and not in lieu of any other remedies to which it may be entitled, to set off any amounts due from the other or any affiliate of the other against any amount due and payable by such person or any affiliate of such person pursuant to this Agreement or otherwise.

(c)           Representations and Warranties of the Employee. The Employee represents and warrants to the Employer that (i) the Employee understands and voluntarily agrees to the provisions of this Agreement; (ii) the Employee is not aware of any existing medical condition which might cause him to be or become unable to fulfill his duties under this Agreement; and (iii) the Employee is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any third party that restrains or is in conflict with this Agreement or that would operate to prevent the Employee from performing the services to the Employer that the Employee has agreed to provide hereunder.

(d)           Succession. This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of its property.

(e)           Assignment. Except to any successor or assignee of the Employer as provided in Section 7(d), neither this Agreement nor any rights or benefits hereunder may be assigned by either party hereto without the prior written consent of the other party. Neither the Employee, the Employee’s spouse, the Employee’s designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable, except as specifically provided herein.

(f)            Reimbursement of Expenses. In the event that it shall be necessary or desirable for the Employee to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of the Employee’s rights under this Agreement, the Employee shall be entitled to recover from the Employer reasonable attorneys’ fees, costs, and expenses incurred by the Employee in connection with the enforcement of said rights if the Employee prevails in such enforcement action. However, in the event that it shall be necessary or desirable for the Employer to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of the Employer’s rights under this Agreement, the Employer shall be entitled to recover from the Employee reasonable attorneys’ fees, costs, and expenses incurred by the Employer in connection with the enforcement of said rights if the Employer prevails in such enforcement action. Fees payable hereunder shall be in addition to any other damages, fees, or amounts provided for herein.

(g)           Indemnification. The Employer and Employee have entered into a separate indemnification agreement dated [indemnification agreement date].

(h)           Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by sending a copy thereof by United States mail, if sent by United States mail, registered or certified, postage prepaid, or if sent by prepaid overnight courier addressed as set forth on the signature page hereto or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered or sent by facsimile or telecopy transmission or other electronic communication, one day after the date so sent by overnight courier, or three days after the date of deposit in the United States mail.

(i)            Entire Agreement. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter contained herein. No change, addition, or amendment shall be made except by written agreement signed by the parties hereto.

(j)            Waiver of Breach. The failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or the failure to exercise any right or remedy consequent upon a breach hereof shall not constitute a waiver of any such breach or of any covenant, agreement, term, or condition and the waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

(k)           Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(l)            Descriptive Headings. In the event of a conflict between titles to articles and paragraphs and the text, the text shall control.

(m)          Governing Law. The laws of the state of Utah shall govern the validity, construction, enforcement, and interpretation of this Agreement.

(n)        Revised Agreement. This revision effective January 1, 2007, supplements and amends that certain Change in Control Compensation Agreement between the parties hereto effective as of November 16, 2004, which is hereby ratified and confirmed as revised pursuant hereto.

IN WITNESS, the parties have executed this Agreement as of the day and year first above written.

Date:
Executive

FX ENERGY, INC.

Date:
Chairman, Compensation Committee of the
Board of Directors of FX Energy, Inc.

Schedule of Executives

Scott J. Duncan

Thomas B. Lovejoy

Jerzy B. Maciolek

Clay Newton

Andrew W. Pierce

David N. Pierce

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